EXHIBIT 10.3

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2009 and the 2010 base salaries approved by the Compensation Committee of the Board of Directors (“Committee”) on March 26, 2010.

Named Executive Officers	2009 Base Salaries	2010 Base Salaries
David S. Haffner, President & Chief Executive Officer	$900,000	$922,500
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	$395,000	$405,000
Karl G. Glassman, Executive Vice President & Chief Operating Officer	$675,000	$692,000
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	$291,800	$312,100
Paul R. Hauser, Senior Vice President, President – Residential Furnishings	$320,600	$328,600

The executive officers will also be eligible to receive a cash award under the Company’s 2009 Key Officers Incentive Plan (filed March 26, 2009 as Appendix B to the Company’s Proxy Statement) in accordance with the 2010 Award Formula (filed March 31, 2010 as Exhibit 10.2 to the Company’s Form 8-K). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage (“Target Percentage”) set by the Committee, then applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers are shown in the following table. Some of the Target Percentages increased in 2010 as reflected below.

Named Executive Officers	2009 Target Percentages	2010 Target Percentages
David S. Haffner, President & Chief Executive Officer	80%	90%
Matthew C. Flanigan, Senior Vice President – Chief Financial Officer	60%	65%
Karl G. Glassman, Executive Vice President & Chief Operating Officer	70%	75%
Joseph D. Downes, Jr., Senior Vice President, President – Industrial Materials	50%	50%
Paul R. Hauser, Senior Vice President, President – Residential Furnishings	50%	50%

Individual Performance Goals. An executive’s cash award under the Award Formula for 2010 is based, in part, on individual performance goals established outside the 2009 Key Officers Incentive Plan (20% relative weight). The assessment of most of these individual performance goals is inherently subjective and qualitative. The types of goals for our named executive officers in 2010 include, among other things, strategic planning, talent management/succession planning, new product development, continuous improvement projects, cost savings initiatives, compliance improvements, sales and operations planning, development of new growth platforms, and various improvements at specific global operations.